                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934
               Date of Report (Date of earliest event reported):
                                April 16, 1997


                      ROBERTS PHARMACEUTICAL CORPORATION
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            (exact name of registrant as specified in its charter)

     NEW JERSEY                      1-1-432                         22-2429994
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  (State or other                (Commission                     (IRS Employer
  jurisdiction of                File Number)                    Identification
  incorporation)                                                 Number)


                              Meridian Center II
                             4 Industrial Way West
                         Eatontown, New Jersey  07724
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         (Address of principal executive offices, including zip code)



Registrant's telephone number, including area code:  908-389-1182


                              Meridian Center II
                             4 Industrial Way West
                         Eatontown, New Jersey  07724

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          (Former name or former address, if changed from last report)
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                                      -2-


       Item 5.  Other Events
                ------------

            Roberts Pharmaceutical Corporation today reported first quarter 1997 results with significant year-to-year improvements recorded in revenues, gross profits, and net earnings.

      For the first-quarter ended March 31, 1997, revenues advanced 53% to $26.3 million from $17.2 million reported for the comparable 1996 period. First-
quarter 1997 revenues do not include certain divested non-strategic product sales which were included in the 1996 figures. The year-to-year revenue improvement reflects, in part, initial sales of PROAMATINE(R)--the Company's first proprietary pipeline drug--which was cleared for marketing by the FDA in late 1996. Also, first-quarter 1997 revenues included sales of AGRYLIN(TM)--THE Company's second and higher margin pipeline drug--which was approved by the FDA and introduced just prior to the quarter's end.

      For the first-quarter 1997, Roberts reported a gross profit of $14.7 million, up 73% from a gross profit of $8.5 million a year ago. Correspondingly, the gross profit margin expanded to 55.7% from 49.2% of sales, primarily reflecting product mix and the introduction of AGRYLIN. Net income for the three months ended March 31, 1997 was $1.6 million, a positive swing of $5.8 million from a loss of $4.2 million a year ago. Earnings per share for the first-quarter 1997 amounted to $0.04 compared to a loss of $0.22 in the comparable period of 1996. On March 31, 1997, the Company's position of cash and marketable securities amounted to $94.1 million with long-term debt at $12.6 million.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                ROBERTS PHARMACEUTICAL CORPORATION
                                ----------------------------------
                                             (Registrant)


Date: April 21, 1997            By: /s/ Anthony A. Rascino
                                   -------------------------
                                    Anthony A. Rascio
                                    Vice President